UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*

                              RF MONOLITHICS, INC.
        -----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    74955F106
                              --------------------
                                 (CUSIP Number)

                                December 31, 2003
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / X /    Rule 13d-1(b)
         /   /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
                              CUSIP NO. 74955F106

1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Quaker Capital Management Corporation
     ---------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group

         (a)
                  ------
         (b)        X
                  ------

3.   SEC Use Only
                                   ---------------------------------------------

4.   Citizenship or Place of Organization                           Pennsylvania
                                                                 ---------------

Number of         5.       Sole Voting Power                              11,500
  Shares                                                         ---------------
Beneficially      6.       Shared Voting Power                                 0
  Owned by                                                       ---------------
Each Reporting    7.       Sole Dispositive Power                         11,500
    Person                                                        --------------
     With:        8.       Shared Dispositive Power                            0
                                                                 ---------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     11,500
     ----------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares
                --------


11.  Percent of Class Represented by Amount in Row (9)

                                                                           0.16%
                                                                 ---------------

12. Type of Reporting Person                                             IA
                                                                  --------------



                               Page 2 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 74955F106


Item 1.

         (a)      Name of Issuer

                  RF Monolithics, Inc.
                  --------------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  4347 Sigma Road, Dallas, Texas 75244
                  --------------------------------------------------------------
Item 2.

         (a)      Name of Persons Filing

                  Quaker Capital Management Corporation
                  --------------------------------------------------------------

         (b)      Address of Principal Business Office or, if none, Residence

                  401 Wood Street, Suite 1300, Pittsburgh, PA  15222
                  --------------------------------------------------------------

         (c)      Citizenship

                  Pennsylvania, USA
                  --------------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock
                  --------------------------------------------------------------

         (e)      CUSIP Number

                  74955F106
                  --------------------------------------------------------------





                               Page 3 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 74955F106


Item 3.    If   this statement   is  filed  pursuant  to ss.ss.240.13d-1(b)   or
           240.13d-2 (b) or (c), check whether the person filing is a:

     (a)   / / Broker of dealer registered under section 15 of the Act;

     (b)   / / Bank as defined in section 3(a)(6) of the Act;

     (c)   / / Insurance company as defined in section 3(a)(19) of the Act;

     (d)   / / Investment company registered under section 8 of   the Investment
               Company Act of 1940;

     (e)   /X/ An investment adviser in accordance with ss.240.13d- 1(b)(l) (ii)
               (E);

     (f) / / An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

     (g) / / A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

     (h)   / / A savings association as defined in Section 3(b)
                           of the Federal Deposit Insurance Act;

     (i)   / / A  church  plan  that is  excluded from  the  definition  of   an
               investment company under section 3(c)(14) of the Investment Company Act of 1940;

     (j)   / / Group, in accordance with ss.240.13d-1((b)(l)(ii)(J)

Item 4.    Ownership
           ---------

         (a) The Reporting Person and/or its principals and employees own 11,500 shares of the Common Stock of the Issuer.

         (b) The shares covered by this report represent 0.16% of the Common Stock of the Issuer.

         (c) The Reporting Person does not have shared voting or dispositive power over any shares and but has sole voting and dispositive power over 11,500 shares owned by the Reporting Person and/or its principals and employees.




                               Page 4 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 74955F106

Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more
than five percent of the class of securities, check the following:        X
                                                                      ----------

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          No client is known to own more than 5% of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          Not applicable.

Item 8.   Identification and Classification of Members of the Group

          Not applicable.

Item 9.   Notice of Dissolution of Group

          Not applicable.

Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                               Page 5 of 6 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. 74955F106




                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           QUAKER CAPITAL MANAGEMENT CORPORATION


                                              February 13, 2004
                                              ----------------------------------
                                                           Date


                                              /s/  Mark G. Schoeppner
                                              ----------------------------------
                                                         Signature


                                              Mark G. Schoeppner, President
                                              ----------------------------------
                                                        Name/Title






                               Page 6 of 6 Pages